Exhibit D(102)

AMENDMENT #3A

EFFECTIVE SEPTEMBER 1, 2025 TO

INVESTMENT SUBADVISORY AGREEMENT

for the MML Mid Cap Growth Fund

WHEREAS, MML Investment Advisers, LLC (“MML Advisers”) and T. Rowe Price Associates, Inc. (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of February 1, 2017, as amended, relating to the MML Mid Cap Growth Fund (the “Fund”); and

WHEREAS, MML Advisers and the Subadviser desire to amend the compensation of the Subadviser as described in the Agreement; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 – Compensation of the Subadviser is replaced in its entirety with the following:

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions, interest, taxes and custodian fees and expenses, in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MML Advisers agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [ ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Douglas Steele	By:	/s/ Terence Baptiste
Name:	Douglas Steele	Name:	Terence Baptiste
Title:	President	Title:	Vice President

Acknowledged and Agreed:

MML SERIES INVESTMENT FUND

on behalf of the MML Mid Cap Growth Fund

By:	/s/ Renée Hitchcock
Name:	Renée Hitchcock
Title:	CFO and Treasurer